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                                                                       Exhibit 5

                            MORRISON & FOERSTER LLP

                               New York, New York

                                 July 24, 2000

Leapnet, Inc.
420 West Huron Street
Chicago, Illinois  60610

Gentlemen:

   At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission (the "SEC") on July 24, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,711,889 shares of your common stock, $.01 par value per share (the "Plan Shares"), which will be issuable pursuant to your assumption of the SPR Inc. Amended and Restated Combined Incentive and Non-Statutory Stock Option Plan and the SPR Inc. 1999 Combined Incentive and Non-Statutory Stock Option Plan, each as amended (collectively, the "Plans").

   As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with your assumption of the Plans and the authorization of the issuance of the shares of Plan Shares and such documents as we have deemed necessary to render this opinion.

   Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement.

                            Very truly yours,

                            /s/ Morrison & Foerster LLP





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